UNITED STATES SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

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Inter-Tel (Delaware), Incorporated

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On June 19, 2007, Inter-Tel (Delaware), Incorporated issued a press release in response to the recent analysis issued by Institutional Shareholder Services regarding the proposed merger with Mitel Networks Corporation for $25.60 per Inter-Tel share in cash, which will be voted on at Inter-Tel’s Special Meeting of Stockholders on June 29, 2007.

A copy of the press release follows:

1615 SOUTH 52nd STREET, TEMPE, ARIZONA (480) 449-8900 FAX (480) 449-8929

NEWS RELEASE

For Release	June 19, 2007
Contact	(480) 449-8900	(212) 355-4449
	Norman Stout	Steve Frankel / Jeremy Jacobs
	Inter-Tel Chief Executive Officer	Joele Frank, Wilkinson Brimmer Katcher

INTER-TEL COMMENTS ON ISS ANALYSIS

URGES STOCKHOLDERS TO VOTE FOR MITEL MERGER ON COMPANY’S

WHITE PROXY CARD

TEMPE, AZ, June 19, 2007 – Inter-Tel (Delaware), Incorporated (NASDAQ: INTL), today issued the following statement in response to the recent analysis issued by Institutional Shareholder Services (ISS) regarding the proposed merger with Mitel Networks Corporation for $25.60 per Inter-Tel share in cash, which will be voted on at Inter-Tel’s Special Meeting of Stockholders on June 29, 2007.

“We are disappointed that ISS failed to recognize that the Mitel merger offers Inter-Tel stockholders a significant cash premium for their investment, and eliminates what we view as the significant market risk inherent in operating in our increasingly competitive and rapidly consolidating industry,” said Alexander L. Cappello, Inter-Tel’s Chairman. “We remain convinced that the Mitel merger, which offers all Inter-Tel stockholders $25.60 per share in cash and is expected to close within a month, provides stockholders with fair value, greater certainty of closure and less risk than any other alternatives currently available to the company. Therefore, we urge all Inter-Tel stockholders to vote for the Mitel merger today.”

Mr. Cappello added, “It is also important to note that ISS did not in any way endorse the recapitalization strategy proposed by Steven G. Mihaylo.”

Mr. Cappello continued, “The Special Committee of the Board of Directors, with the assistance of its financial and legal advisors, conducted an extensive review of the company’s business, operations and prospects, and concluded that the Mitel merger is in the best interests of Inter-Tel stockholders. Indeed, based on the thorough process we conducted, we do not believe there is any other strategic or financial buyer that will pay a higher price for the company. Furthermore, if the Mitel merger is not approved there is no assurance that any other transaction will be available that will produce greater value for Inter-Tel stockholders. We believe that ISS is mistaken in its view that the trading price of Inter-Tel stock will continue to reflect a takeover premium if the Mitel merger is not approved.”

Each Inter-Tel stockholder’s vote is extremely important regardless of the number of shares owned. Failure to vote has the same effect as a vote against the merger. Inter-Tel stockholders should vote FOR the Mitel Merger Agreement today by telephone, by Internet or by signing, dating and returning the WHITE proxy card.

Stockholders who need assistance in voting their shares may call the Company’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834 (banks and brokers may call collect at 212-750-5833).

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,940 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, concerning the pending acquisition of Inter-Tel by Mitel and the recapitalization proposed by Mr. Mihaylo, among other things. Forward-looking statements are statements in the future tense or that include words such as “intends,” “believe”, “expect”, “proposed”, “anticipates” and words of similar import.

Forward-looking statements are based on assumptions, suppositions and uncertainties, as well as on management’s best possible evaluation of future events. However, actual results may differ materially from those reflected in forward-looking statements based on a number of factors, many of which are beyond the control of Inter-Tel. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for Inter-Tel’s products and services, risks associated with the proposed acquisition by Mitel or the outcome of any discussions with or actions by Mr. Mihaylo, the impact of price pressures exerted by competitors, and general market trends or economic changes.

Additional Information

In connection with the pending Mitel merger, Inter-Tel filed a definitive proxy statement with the Securities and Exchange Commission on May 29, 2007. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Copies of the definitive proxy statement and other documents filed by Inter-Tel can be obtained without charge at the Securities and Exchange Commission’s web site at www.sec.gov or from Inter-Tel by contacting Inter-Tel (Delaware), Incorporated, Attention: Investor Relations, 1615 S. 52nd Street, Tempe, AZ 85281, Telephone: 480-449-8900.

Inter-Tel and its directors, officers and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger with Mitel. Information concerning the interests of Inter-Tel’s participants in the solicitation is included in the definitive proxy statement.

Inter-Tel and the Inter-Tel logo, are trademarks of Inter-Tel (Delaware) Incorporated.

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